Exhibit 10.21
DIRECTOR COMPENSATION
FISCAL YEAR 2007
For service as a non-management director during fiscal 2007, each director will receive an annual cash retainer of $30,000 and meeting fees of $2,500 for each Board meeting and $1,500 for each Committee meeting attended. Under the Company’s Deferred Compensation Plan for Non-Management Directors, directors may elect to defer payment of all or any part of their directors fees. Non-management directors also receive an annual stock option grant generally limited to 10,000 shares or less under the Jack in the Box Inc. 2004 Stock Incentive Plan. The Company executes an Indemnification Agreement with each of its directors, the form of which is attached to the Company’s Form 10-K for the fiscal year ended September 29, 2002, as Exhibit 10.11.